EXHIBIT 99.1
Powell Industries Announces Organizational Changes Consistent With Succession Plan
HOUSTON, Feb 26, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Powell Industries, Inc. (Nasdaq: POWL), a leading manufacturer of equipment and systems for the control, distribution and management of electrical and other dynamic processes, today announced that Tom Powell, age 66, president and chief executive officer since 1984, plans to retire as chief executive officer by the end of 2008. Mr. Powell plans to remain on the board after retirement.
Tom Powell joined Powell Industries in 1964 when the company’s revenues were less than $3 million per year. During his tenure as president and CEO, the company’s annual revenues grew from $51 million in 1984 to $375 million at the end of fiscal 2006.
Patrick L. McDonald, age 53, current general manager of Powell’s Electrical Power Products business in Houston, becomes the company’s president and chief operating officer, effective immediately. Also, Don R. Madison, age 49, vice president and chief financial officer, has been promoted to executive vice president and chief financial and administrative officer, also effective immediately, and will continue to report to Tom Powell.
Mr. Powell stated, “I am announcing this now in order to ensure a smooth transition. I will continue to work side by side with these two highly qualified executives to ensure we continue to build on our past successes and achieve even greater success in the future. This is the right time and the right leadership team to carry the company into the future.”
Mr. McDonald has 23 years of professional experience in the electrical business, including 22 years with Square D, now a part of Schneider Electric, and the past year with Powell Industries. While at Square D, he held numerous leadership positions in the areas of finance, operations and product marketing and served as vice president of both the international and services divisions. Following his tenure at Square D, he continued his senior management career as president of Delta Consolidated Industries, a subsidiary of Danaher Corporation. Mr. McDonald holds a Bachelor of Science degree from Indiana University.
Mr. Madison, a graduate of the University of Kentucky, has been vice president and CFO since 2001 and has played a leading role in the company’s recent acquisitions of S&I and GE’s Power/Vac(R) product line. In addition to his responsibilities as CFO, he is currently leading the transition team for the integration of that acquired product line.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit http://www.powellind.com .

Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

SOURCE:	Powell Industries, Inc.